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                                                              EXHIBIT 10.6

                           December 11, 1996


Talbert Medical Management Corporation
3540 Howard Way
Costa Mesa, California 92626

Attention: Jack D. Massimino

               Re: Letter Agreement

Dear Jack:

     As you know, FHP, Inc., FHP of Utah, Inc., FHP of New Mexico, Inc. (collectively, "FHP", or each an "FHP Company"), and Talbert Medical Management Corporation ("TMMC") are parties to an Amended and Restated Real Estate and Equipment Master Transfer Agreement dated December 6, 1996, for reference purposes and effective as of January 1, 1996 (the "Transfer Agreement"), which Transfer Agreement provides for, among other things, (i) the execution and delivery of separate Amended and Restated Leases effective as of January 1, 1996, in the form attached as Exhibit D to the Transfer Agreement (the "Leases"), for each of the FHP-owned properties set forth on
Schedule 1 hereto (each a "Premises"), and (ii) the assumption or sublease by TMMC of certain leases covering the "Leased Facilities" and "HMO Funding Facilities" defined in such Transfer Agreement.

     FHP and TMMC hereby amend the Transfer Agreement and Leases to provide as follows:

          (i) The monthly base rent currently payable pursuant to Section 1.5 of each Lease (the "Old Base Rent") shall be revised to provide for a new monthly base rent (the "New Base Rent") to be paid thereunder solely for the rental of the land and buildings at each Premises (the "Real Property"). The New Base Rent for each Lease shall be equal to the rental charge per square foot for each such Real Property as set forth in Schedule 1 hereto multiplied by the square footage for each such Real Property as set forth in Schedule 1 hereto.

          (ii) FHP and TMMC agree to execute a separate master agreement (collectively, the "FF&E Agreement") for the lease to TMMC of the "FF&E" as defined in the Transfer Agreement (the "FF&E"), at each Premises, Leased Facility and HMO Funding Facility. The FF&E Agreement shall contain the terms of the Leases applicable to FF&E, as amended by this letter agreement. Upon the execution of the FF&E Agreement, FHP and TMMC shall execute amended and restated Leases (the "Real Property Leases") which exclude FF&E from the terms, including New Base Rent, of the Real Property Leases.


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Jack D. Massimino
December 10, 1996
Page 2

          (iii) The sum of (a) the New Base Rent plus (b) the monthly base rent payable under the FF&E Agreement for the FF&E at the Premises (the "FF&E Base Rent") shall not exceed the Old Base Rent for the Premises (and the FF&E Base Rent shall be calculated to equal the Old Base Rent less the New Base Rent). Estimated FF&E Base Rent is set forth on
      Schedule 2.

          (iv) The term of each Real Property Lease shall be extended from the initial term currently reflected in the Leases (the "Initial Term") to December 31, 2005 (the "First Extension Term"). Notwithstanding the foregoing sentence, the lessee shall have the unilateral right to terminate one or more of the Real Property Leases as of the expiration of the Initial Term by delivering written notice to the lessors thereunder prior to the effective date of the Registration Statement on From S-1 filed by TMMC's parent corporation with the Securities and Exchange Commission, or April 1, 1997, provided that in no event shall
      (a) lessee terminate a Real Property Lease for any Premise that is vacant or undeveloped land or a parking lot or parking structure, and (b) the total square footage, as set forth on Schedule I hereto, of all Real Property Leases which are terminated pursuant to lessee's unilateral right hereunder exceed 90,000 square feet.

           (v) Each of the Real Property Leases shall provide for two extension options which may be exercised by the lessee by written notice to the lessor at least one year prior to the end of the First Extension Term or the "Second Extension Term" (as hereinafter defined), as the case may be, to extend the Lease in each case for an additional five (5) years (the first such five year period commencing on January 1, 2006, being the "Second Extension Term" and the second such five year period commencing on January 1, 2011, being the "Third Extension
      Term"). The First Extension Term, Second Extension Term and Third Extension Term are referred to herein as an "Extension Term."

          (vi) As of the commencement of an Extension Term for each Real Property Lease, the Base Rent for each Extension Term shall be adjusted to reflect prevailing market rent (including a CPI, or similar cost of living adjustment, if such adjustments are at such time customary market terms for similar properties in the relevant market) ("Fair Market Rent"). If the lessor and lessee are unable to agree upon Fair Market Rent within 150 days prior to the commencement of the relevant Extension Term, lessor and lessee each shall appoint, at its own expense, one arbitrator with expertise in commercial real estate leasing transactions to determine the Fair Market Rent. Fair Market Rent shall be the mean of the fair market rents determined by the arbitrators if the determination of the arbitrator appointed by lessor is no more than five percentage points greater than the other arbitrator's determination. If the determination of the arbitrator appointed by lessor is more than five percentage points greater than the other arbitrator's determination, the arbitrators jointly shall appoint a third arbitrator and, after the third arbitrator's determination, Fair Market Rent shall be the mean of (a) the third arbitrator's determination and (b) the determination of one of the other arbitrators whose determination is nearer in amounts to the determination of the third arbitrator. The fees and expenses of the third arbitrator shall be divided equally between the lessor and lessee.

           (vii) The FF&E Agreement shall provide that, during the term of each Real Property Lease, and for the period of one year after the termination of such Real Property


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Jack D. Massimino
December 10, 1996
Page 3

      Lease, TMMC shall have the right of first offer to purchase the FF&E located upon the Real Property which is the subject of such Real Property Lease within 30 days of TMMC's receipt of notice (a "Notice") that the lessor proposes to sell its interest in such FF&E. If the lessor proposes to sell any such FF&E, it shall deliver to TMMC the material terms upon which the lessor proposes to sell the same, and TMMC shall have 10 days thereafter to elect to purchase such FF&E upon such terms or to elect not to purchase such FF&E (with a failure to respond being deemed an election not to purchase) by delivering written notice to the lessor. If TMMC elects to purchase the FF&E, it shall close such purchase upon the terms so proposed by the lessor within 20 days thereafter. If TMMC elects not to purchase such FF&E, then the lessee may sell such FF&E at any time during the six month period thereafter upon terms that are no less favorable to the lessor than were the material terms reflected in its proposal to TMMC.

      Although all of the foregoing provisions are effective and binding as of the date of this letter agreement, the parties agree to revise the Transfer Agreement and the Leases to reflect the provisions of this letter and to take such other actions as are necessary or appropriate to carry out the provisions of this letter. The parties agree to use good faith efforts and all due diligence to enter into the Real Property Leases and the FF&E Agreement on or before January 10, 1997; provided, however, that this letter agreement shall remain effective and binding in the event the parties do not execute the Real Property Leases and the FF&E Agreement on or before January 10, 1997.

      Should the terms of this letter agreement conflict in any way with the terms of the Transfer Agreement or the Leases, the terms of this letter agreement shall prevail. In all other respects, the Transfer Agreement and the Leases shall remain in full force and effect, as modified by this letter agreement.

      This letter agreement may be executed in counterparts, each of which hall be deemed to be an original, but all of which together shall constitute one and the same instrument.


                                  FHP, Inc.


                                  By: _____________________________________
                                  Title:___________________________________

                                  FHP of Utah, Inc.


                                   By: _____________________________________
                                   Title:___________________________________

                                  FHP of New Mexico, Inc.


                                   By: _____________________________________
                                   Title:___________________________________


ACCEPTED AND AGREED TO:

Talbert Medical Management Corporation


By: __________________________________
Title:________________________________